                                                                   Exhibit 10.43


June 5, 2001

James Freeze
38 Rutland Square #4
Boston, MA 02148

Dear Jim:

     I am pleased to offer you (the "Employee") this Employment Agreement (the "Agreement") with Genuity Solutions Inc. ("the Company" or "Genuity"), located at 225 Presidential Way, Woburn, MA 01801, as we enter an exciting and challenging time for our Company.

     1. TITLE; CAPACITY. The Employee shall serve as Senior Vice President and Chief Strategy and Marketing Officer, or in such other position as the Company or its Board of Directors (the "Board") may reasonably determine from time to time. The Employee shall be subject to the supervision of, and shall have such authority as is delegated to him/her by, the Board or such officer of the Company as may be designated by the Board.

     The Employee hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the Board or its designee shall from time to time reasonably assign to him/her. The Employee agrees to devote his/her entire business time, attention and energies to the business and interests of the Company while employed by the Company.

     2. COMPENSATION AND BENEFITS.

          (a) SALARY. The Company shall pay the Employee a base salary at the annualized rate of Two Hundred and Eighty Thousand Dollars ($280,000), consistent with the Company's regular payroll procedures. Employee's base salary shall be subject to adjustment thereafter as determined by the Board.

          (b) EMPLOYEE INCENTIVE PLAN ("EIP"). The Employee shall be eligible to participate in the EIP bonus program in accordance with the terms and conditions of the applicable plan.

          (c) BENEFITS. The Employee shall be entitled to participate in all benefit programs that the Company establishes and makes available to its employees, if any, to the extent that Employee's position, tenure, salary, age, health and other qualifications make him/her eligible to participate.

     3. CIRCUMSTANCES TRIGGERING RECEIPT OF TERMINATION BENEFITS. Provided that the Employee is not in violation of the provisions of his/her continuing obligations under his/her Stock Option Agreement and/or Proprietary Information and Confidentiality Agreement, including but not limited to his/her non-solicitation, non-competition, and non-disclosure obligations, the Company shall provide the Employee with the benefits set forth in Section 4 if the Employee is either (a) terminated for reasons other than for Cause, or (b) resigns as the result of a significant diminution in his/her responsibilities. For purposes of this Agreement, "Cause" is defined as a good faith determination by the Chief Executive Officer, that the Employee has committed an act or omission that is materially contrary to Genuity's best interests or that the Employee materially breached any of the terms and conditions of this Agreement.

     4. TERMINATION BENEFITS. Subject to and in accordance with the provisions set forth in Section 3, and further subject to the execution of a release satisfactory to the Company releasing Genuity Solutions Inc., its parent, subsidiaries, affiliates, shareholders, directors, officers, employees, representatives, and agents and their successors and assigns from any and all claims the Employee or his/her successors and beneficiaries might then have against them (excluding any claims the Employee might then have under this Agreement or any employee benefit plan that is subject to the vesting standards imposed by the Employee Retirement Income Security Act of 1974, as amended), the following benefits (subject to any applicable taxes required to be withheld) shall be paid to the Employee as follows:

          (a) COMPENSATION. The Employee will be paid his/her then current rate of base pay upon termination for a period of twelve (12) months, less applicable withholdings. Any compensation paid pursuant to this Section 4(a) will be paid in a manner to be determined solely and exclusively by the Company, provided that such compensation is paid fully within a twelve (12) month period following the date of termination.

          (b) EXECUTIVE INCENTIVE PLAN ("EIP"). The Employee will be entitled to receive his/her target EIP bonus for the current year as determined by, and at a time that is in accordance with, the applicable plan.

          (c) STOCK OPTIONS. The Employee will be entitled to immediately vest in any unvested portion of his/her Stock Option Grant (the "Option"). The Employee will have a period of two years following his/her last day of employment during which he/she may exercise any vested portion of the Option, including any amount that immediately vested pursuant to the previous sentence, provided that the Option shall not be exercisable after the Final Exercise Date set forth in the Employee's Stock Option Agreement.

          (d) BENEFITS. The Employee will be entitled to continue his/her current group health and welfare insurance benefits (medical, dental, vision, life), with both the Company and the Employee continuing to pay their respective portion of the applicable premiums until the earlier of the following: (a) for a period of twelve months following the Employee's last day of employment; or
               (b) until the Employee becomes covered under a group health plan of another employer.

          (e) FINANCIAL PLANNING. The Employee will receive financial planning services to be determined by the Company and provided by a vendor selected by the Company, for up to twelve months following the Employee's last day of employment.

          (f) OUTPLACEMENT COUNSELING. - The Employee will be offered executive outplacement counseling services deemed appropriate by the Company and provided by a vendor selected by the Company, in its sole and exclusive judgment.

     5. CONTINUING OBLIGATIONS. The Employee hereby ratifies and confirms his/her continuing obligations under his/her Stock Option Agreement and Proprietary Information and Confidentiality Agreement with the Company. Without limiting the generality of the foregoing, the Employee agrees that all documents, records, techniques, business secrets and other information which have come into his/her possession from time to time during his/her employment hereunder shall be deemed to be confidential and proprietary to the Company and he/she shall retain in confidence any confidential information known to him/her concerning the Company and its parent and/or subsidiaries and their respective businesses and such information shall not be disclosed. If the Employee is found to be in violation of his/her non-solicitation, non-competition, and non-disclosure obligations under the Employee's Stock Option Agreement or Proprietary Information and Confidentiality Agreement, as determined by the Company, any and all ongoing termination benefits under Section 4 shall immediately cease and any previously paid termination benefits under Section 4 must be immediately returned to the Company.

     6. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at the addresses shown above, or at such other address or addresses as either party shall designate to the other in accordance with this Section 6.

     7. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

     8. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter of this Agreement.

     9. AMENDMENT. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Employee.

     10. GOVERNING LAW. This Agreement shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Massachusetts.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which or into which the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of the Employee are personal and shall not be assigned by him/her.

     12. MISCELLANEOUS.

          (a) No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any other occasion.

          (b) The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

          (c) In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.


Sincerely yours,


/s/ Paul R. Gudonis
---------------------------------
Paul R. Gudonis


I agree to the terms described above.


/s/ James Freeze                            June 5, 2001
--------------------------------------------------------------------------------
JAMES FREEZE                                DATE